Exhibit 99.1

Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President — Investor Relations	Kirsten Chapman / David Barnard
217-258-9522	415-433-3777
investor.relations@consolidated.com	David@lhai-sf.com
Consolidated Communications Re-prices its $425 Million Term Loan Facility
Amendment to Term Loan Facility Priced at LIBOR Plus 1.75 Percent
Mattoon, IL — November 29, 2005 — Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced the execution of an amendment to its $425.0 million term loan facility maturing on October 14, 2011. Under the new terms effective on November 25, 2005, the loan facility is now priced at an annual rate equal to the London interbank offered rate (LIBOR) plus 175 basis points, a reduction of 50 basis points from the previous terms. On an annualized basis, the full year cash interest savings are expected to be approximately $2.1 million.
About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing communications services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 245,000 local access lines and over 36,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access, telephone directories and billing and collection services. Consolidated Communications is the 15th largest local telephone company in the United States.
Safe Harbor
This release contains forward-looking statements regarding future events and the future performance of Consolidated Communications Holdings, Inc. that involve risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in the relevant market and others. Please see the section entitled “Risk Factors” in our prospectus dated July 21, 2005, as well as the documents that we file from time to time with the Securities and Exchange Commission, such as the Company’s Form 10-Q for the quarter ended September 30, 2005, which contain additional important factors that could cause our actual results to differ from our current expectations and from the forward-looking statements discussed during in this presentation. Because of these risks, uncertainties and assumptions, you should not place undue reliance on the forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events of otherwise.
###